Exhibit 10.56

March 14, 2023

Amy Levy

[Home Address]

Dear Amy:

We are pleased to confirm the following updates to the terms of your employment with Vince, LLC (“Vince” or the “Company”), effective immediately:

Base Compensation

Effective, March 13, 2023, your annual base salary shall be $525,000.

All other terms of your employment shall remain the same pursuant to the Employment Agreement dated January 17, 2023 including the at-will nature of your employment. In the event of inconsistency between the terms of this letter and the Employment Agreement, the terms of this letter shall govern.

I look forward to your continued success!

[Signature page to follow.]

Sincerely,

/s/ Jonathan Schwefel

Jonathan (Jack) Schwefel

Chief Executive Officer, Vince, LLC

/s/ Lee Meiner

Lee Meiner

Chief People Office, Vince, LLC

I agree to the terms of the offer as outlined above:

/s/ Amy Levy

Amy Levy